Exhibit 99.1

For Release	Immediate
Contacts	(News Media) Tony Zehnder, Corporate Communications 312.396.7086
                                (Investors) Scott Galovic, Investor Relations 317.817.3228

Conseco Announces Repurchase of $64 Million of 3.50% Convertible Debentures and
Second Closing of 7.0% Convertible Senior Debentures Due 2016

Carmel, Ind., February 4, 2010 – Conseco, Inc. (NYSE:CNO) announced today that it has repurchased $64 million of its 3.50% Convertible Debentures due September 30, 2035 (the “Old Debentures”) in a privately negotiated transaction.  In connection with the repurchase, the Company completed a second closing of $64 million aggregate principal amount of its 7.0% Convertible Senior Debentures due 2016 (the “New Debentures”) as part of its previously announced private offering of New Debentures.  The first closing of $176.5 million of the New Debentures was completed on November 13, 2009, upon settlement of a tender offer for Old Debentures.

The purchase price for the $64 million of Old Debentures was equal to 100% of the principal amount plus accrued and unpaid interest.  As a result of the repurchase, Conseco expects to recognize a loss on the extinguishment of debt of approximately $2 million, representing the write-off of unamortized discount and issuance costs associated with the Old Debentures that were repurchased.

The issuance of the $64 million of New Debentures was made pursuant to the purchase agreement that Conseco entered into in October 2009 relating to the private offering of up to $293 million of the New Debentures.  Conseco received aggregate net proceeds of approximately $61.4 million in the second closing of the New Debentures (after taking into account the discounted offering price less the initial purchaser’s discounts and commissions, but before expenses).  After the repurchase announced today, an aggregate of $52.5 million of the Old Debentures remain outstanding.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities.  The New Debentures and common stock issuable upon conversion of the New Debentures have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  The New Debentures were resold only to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act.

 About Conseco
Conseco, Inc.’s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, critical illness and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures.  For more information, visit Conseco’s website at www.conseco.com.
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